                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                   -------------------------------------------

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                  --------------------------------------------

        Date of Report (Date of earliest event reported): October 1, 2004

                           OMEGA FINANCIAL CORPORATION
                  --------------------------------------------
             (Exact name of registrant as specified in its charter)

         Pennsylvania                   0-13599                25-1420888
     -------------------              -----------          ------------------
(State or other jurisdiction   (Commission File Number)     (I.R.S. Employee
      of incorporation)                                   Identification Number)

                                366 Walker Drive
                             State College, PA 16801
                   -------------------------------------------
          (Address of principal executive offices, including zip code)

       Registrant's telephone number, including area code: (814) 231-7680

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c))
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Item 2.01 Completion of Acquisition or Disposition of Assets.

      As previously announced, Omega Financial Corporation ("Omega") has completed the merger of Sun Bancorp, Inc. ("Sun") with Omega (the "Merger"), effective as of October 1, 2004, pursuant to the Agreement and Plan of Merger dated as of April 20, 2004 (the "Merger Agreement") between Omega and Sun.

      In the Merger, Sun shareholders will receive either 0.664 shares of Omega common stock for each share of Sun common stock or $23.25 in cash for each share held, depending on shareholder elections and subject to the allocation provisions of the Merger Agreement. Under the terms of the Merger Agreement, 20% of the outstanding Sun common stock will be exchanged for cash and 80% of the outstanding Sun common stock will be exchanged for Omega common stock. In connection with the Merger, Omega expects to pay to the former shareholders of Sun, in the aggregate, approximately $35.9 million in cash and to issue to the former shareholders of Sun, in the aggregate, approximately 4,098,000 shares of Omega's common stock (excluding approximately 300,000 shares of Omega common stock to be issued upon exercise of options that, pursuant to the Merger Agreement, were substituted for options that were exercisable for shares of Sun's common stock prior to the Merger).

      Prior to completion of the Merger, Sun was a financial holding company that managed banking and non-banking subsidiaries, including Sun Bank, Mid-Penn Insurance Associates, Inc., Sentry Trust Company and Beacon Life Insurance Company, all of which were wholly-owned by Sun. Sun also held a 30% ownership interest in Sun Abstract and Settlement Services. As a result of the Merger, Omega acquired Sun's interests in these subsidiaries. Prior to completion of the Merger, Sun Bank, Sun's sole banking subsidiary, was a Pennsylvania state-chartered bank, operating 23 banking offices and one trust services office in Snyder, Union, Northumberland, Lycoming, Clinton, Dauphin, and Luzerne counties under the Guaranty Bank and Sun Bank trade names. Immediately after the Merger, Sun Bank was merged into Omega's banking subsidiary, Omega Bank. Sun Bank has retained its name and will operate as a division of Omega Bank.

Item 2.03 Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Direct Financial Obligations

      As a result of the completion of the Merger described in Item 2.01, Omega became obligated under Sun's short-term and long-term obligations to the Federal Home Loan Bank of Pittsburgh ("FHLB") identified in the table below (the "FHLB Debt"):


                                PRINCIPAL
                                 AMOUNT
ISSUE DATE     MATURITY DATE   OUTSTANDING   INTEREST RATE
----------     -------------   -----------   -------------
09/30/04        10/01/04        $7,925,000    1.990%
04/04/02        04/04/05         2,000,000    1.990%
09/02/88        09/02/08        25,000,000    5.040%
11/20/98        11/20/08         1,000,000    4.630%
01/27/99        01/27/09        25,000,000    4.930%
11/19/99        11/19/09        25,000,000    5.880%
01/26/00        01/26/10        25,000,000    5.950%
02/18/00        02/18/10         1,000,000    5.910%
03/23/00        03/23/10        25,000,000    6.120%
04/21/00        04/21/10         2,500,000    5.856%
06/16/00        06/16/10        25,000,000    6.360%
09/08/00        09/08/10        25,000,000    5.860%
01/19/01        01/19/11         3,000,000    5.240%
08/29/03        08/29/13        20,000,000    5.090%
08/29/03        08/29/13        25,000,000    5.080%
08/29/03        08/29/13         1,250,000    5.150%

      With respect to the FHLB Debt, the principal amount is due in full upon maturity and interest payments are payable on a quarterly basis. The interest rates for the FHLB Debt are fixed unless the FHLB exercises its option to increase the interest rate in the event that the 90 day LIBOR rate increases by approximately 450 basis points. The FHLB Debt carries significant pre-payment penalties.

      Omega also became obligated under various other long-term financial obligations of Sun as a result of the Merger as described below:

                                                                           Principal Amount   Interest
            Debt Description                   Issue Date   Maturity Date    Outstanding        Rate
------------------------------------------------------------------------------------------------------
Borrowings as part of leveraged transaction     2/28/03       2/28/05         $4,700,000        1.90%
Borrowings as part of leveraged transaction     2/28/03       2/28/06          3,600,000        2.42%
Borrowings as part of leveraged transaction     2/28/03       2/28/07          3,600,000        2.84%

Subordinated Debenture                          2/22/02       2/22/31         16,500,000        10.20%
Subordinated Debenture                          6/1/01        6/1/06           1,577,640         6.00%


      Omega also became obligated under approximately $27.9 million of short-term financial obligations of Sun incurred in the ordinary course of business, consisting primarily of securities sold under agreements to repurchase.

Obligations under Off-Balance Sheet Arrangements

      In connection with the Merger, Omega became obligated under four pay-variable receive-fixed interest rate swaps of Sun, which are identified in the table below. The pay-variable rate is indexed to the three month USD-LIBOR BBA rate. The purpose of these swaps is to hedge changes in the fair value of the FHLB Long-Term Obligations. The swaps contain an embedded option to enter into an interest rate swap with opposite terms in the event the FHLB Debt converts to a variable rate.

  ISSUE         MATURITY         PAY         RECEIVE          NOTIONAL
  DATE            DATE           RATE         RATE             AMOUNT
  ----            ----           ----         ----             ------
06/30/03        11/19/09        1.72%        2.58%          $25,000,000
06/30/03        01/26/10        1.66%        2.65%          $25,000,000
06/30/03        06/16/10        1.72%        2.69%          $25,000,000
06/30/03        09/08/10        1.82%        2.67%          $25,000,000

      As a result of Omega becoming obligated under these derivative instruments, Omega will be exposed to credit and market risk. If a counterparty fails to fulfill its performance obligations under a derivative contract, Omega's credit risk will equal the fair value gain in a derivative. Generally, when the fair value of a derivative contract is positive, this indicates that the counterparty will owe Omega, thus creating a credit risk for Omega. Market risk is the adverse effect that a change in interest rates, currency, or implied volatility might have on the value of a financial instrument.

      In the normal course of business, Sun was a party to other financial instruments with off-balance sheet risk. These financial instruments include commitments to extend credit and standby letters of credit containing, in varying degrees, credit and interest rate risk exceeding the amount recognized in the balance sheet. As a result of the Merger, Omega became subject to these instruments.

      Credit risk from nonperformance by counterparties to commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments.

      Commitments to extend credit are agreements to lend to a customer as long as no contract conditions are violated. Commitments generally include fixed expiration dates or other termination clauses and certain fee payments. Since many commitments are expected to expire without being drawn upon, the total commitment amounts do not
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necessarily represent future cash requirements. Each customer's creditworthiness is evaluated on a case-by-case basis. The collateral amount obtained, if deemed necessary, is based on management's credit evaluation of the customer.
Collateral types vary but may include accounts receivable, inventory, property, equipment, and income-producing commercial properties.

      Standby letters of credit are conditional commitments that guarantee a customer's performance to a third party. Those guarantees are primarily issued to support borrowing arrangements and related transactions. Terms vary from one month to 24 months and may have renewal features. Credit risk differs little from direct loans to customers. When warranted, Sun held collateral against those commitments.

      The following represents outstanding unused commitments to extend credit and standby letters of credit of Sun as of October 1, 2004, the effective date of the Merger:

(IN THOUSANDS)
--------------------------------------------------   ----------------
Unused commitments to extend credit                  $        126,917
Standby letters of credit and financial guarantees             10,869
                                                     ----------------
Total credit extension commitments                   $        137,786
                                                     ----------------

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

      Effective October 1, 2004, Omega's Board of Directors has elected the following persons to serve as directors until their respective term expires and until their respective successor has been duly elected and qualified: Robert A. Hormell (term expiring in 2007), Dennis Van Benthuysen (term expiring in 2006) and Maureen M. Bufalino (term expiring in 2005). These newly-elected directors were members of Sun's Board of Directors immediately prior to the completion of the Merger and were elected to serve on Omega's Board of Directors pursuant to the Merger Agreement, which required that Omega and Sun mutually agree upon three people to be elected to Omega's Board of Directors upon completion of the Merger. In addition, Ms. Bufalino was Regional President of Sun Bank prior to the Merger and, after the Merger, became Regional President of Omega Bank and a Senior Vice President of Omega. Mr. Hormell, Mr. Van Benthuysen and Ms. Bufalino are not currently members of any committee of Omega's Board of Directors; however, the Board may appoint one or more of them to one or more Board committees in the future.

Item 9.01 Financial Statements and Exhibits.

      (a) Financial Statements of Businesses Acquired

      Financial statements of Sun required by this item, if any, will be filed by amendment to this Current Report on Form 8-K not later than December 17, 2004, 71 days after the date that this Report is required to be filed with the SEC.
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      (b) Pro Forma Financial Information

      Pro forma financial information required by this item, if any, will be filed by amendment to this Current Report on Form 8-K not later than December 17, 2004, 71 days after the date that this Report is required to be filed with the SEC.

      (c) Exhibits

      2.1 Agreement and Plan of Merger, dated as of April 20, 2004, by and between Omega and Sun (incorporated by reference from Exhibit 2.1 to Omega's Registration Statement on Form S-4 (Registration No. 333-116407)).

                                   Signatures

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  October 7, 2004


                                        Omega Financial Corporation

                                        By:  /S/ JoAnn McMinn
                                             -----------------------------------
                                             Name:  JoAnn McMinn
                                             Title: Senior Vice President and
                                                    Corporate Controller